Exhibit (m)(1)

FIFTH AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN

VOYA VARIABLE PRODUCTS TRUST

CLASS S SHARES

EFFECTIVE NOVEMBER 16, 2017

WHEREAS, Voya Variable Products Trust (the “Trust”) engages in business as an open-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

WHEREAS, shares of beneficial interest of the Trust are currently divided into series and the series to which this Shareholder Services Plan (the “Plan”) applies are listed on Schedule A (each a “Portfolio,” and collectively, the “Portfolios”), as such schedule may be revised from time to time;

WHEREAS, shares of common stock of certain of the Trust’s Portfolios are divided into two classes of shares, one of which is designated Class S;

WHEREAS, the Trust employs Voya Investments Distributor, LLC as distributor of the securities of which it is the issuer (the “Distributor”); and

WHEREAS, the Trust wishes to adopt this Plan of the Trust with respect to Class S shares as set forth hereinafter.

NOW, THEREFORE, the Trust hereby adopts on behalf of the Portfolios with respect to their Class S shares in accordance with Rule 12b-l under the Act, and the Distributor hereby agrees to the terms of the Plan, on the following terms and conditions:

1.          Each Portfolio shall make payments to the Distributor at an annual rate of 0.25% of each Portfolio’s average daily net assets attributable to its Class S shares. Such fee shall be calculated and accrued daily and paid monthly or at such intervals as the Board of Trustees shall determine;

2.          The amount set forth in paragraph 1 of this Plan may be used by the Distributor to pay for services (“Services”) including, but not limited to: teleservicing support in connection with the Portfolios; delivery and responding to inquires respecting Trust prospectuses, reports, notices, proxies and proxy statements and other information respecting the Portfolios; facilitation of the tabulation of variable contract owners’ votes in the event of a meeting of Trust shareholders; the conveyance of information relating to shares purchased and redeemed and share balances to the Trust, its transfer agent, or the Distributor as may be reasonably requested; provision of support services including providing information about the Trust and its Portfolios and answering questions concerning the Trust and its Portfolios, including questions respecting variable contract owners’ interests in one or more Portfolios; provision and administration of variable contract features for the benefit of variable contract owners participating in the Trust, including fund transfers, dollar cost averaging, asset allocation, Portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

3.          This Plan shall not take effect until it, together with any related agreements, has been approved by votes of a majority of both (a) the Trust’s Board of Trustees and (b) those Trustees of the Trust who are not “interested persons” of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of this Plan or any agreements related to it (“Independent Trustees”), cast in person at a meeting (or meetings) called for the purpose of voting on this Plan and such related agreements.

4.          After approval as set forth in paragraph 3, and any other approvals required pursuant to the Act, this Plan shall take effect at the time specified by the Trust’s Board of Trustees. The Plan shall continue in full force and effect as to the Class S shares of each Portfolio for so long as such continuance is specifically approved at least annually in the manner provided for in paragraph 3.

5.          The Distributor shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts paid under the Plan or any related agreement and the purposes for which such expenditures were made.

6.          This Plan may be terminated as to the Trust at any time, without payment of any penalty, by vote of a majority of the Independent Trustees, on not more than thirty (30) days’ written notice to any other party to the Plan, and any agreement related to the Plan may be terminated at any time without payment of any penalty, by vote of a majority of the Independent Trustees on not more than sixty (60) days’ written notice to any other party to the agreement, or by a vote of a majority of the outstanding voting securities of the Class S shares of a Portfolio.

7.          Any material amendments to the Plan must be approved by the Independent Trustees, in the manner provided for approval and annual renewal in paragraph 3 hereof.

8.          While this Plan is in effect, the selection and nomination of Trustees who are not interested persons (as defined in the Act) of the Company shall be committed to the discretion of the Trustees who are not such interested persons.

9.          Any agreement related to the Plan shall terminate automatically in the event of its assignment.

10.        The Trust shall preserve copies of this Plan and any related agreements and all reports made pursuant to paragraph 5 hereof, for a period of not less than six years from the date of this Plan, any such agreement or any such report, as the case may be, the first two years in an easily accessible place.

11.        In providing services under this Plan, the Distributor will comply with all applicable state and federal laws and the rules and regulations of authorized regulatory agencies.

12.        The provisions of this Plan are severable as to each Portfolio, and any action to be taken with respect to this Plan shall be taken separately for each Portfolio affected by the matter.

Date last approved by the Board of Trustees: November 16, 2017

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Schedule A

with respect to the

FIFTH AMENDED AND RESTATED SHAREHOLDER SERVICES PLAN

VOYA VARIABLE PRODUCTS TRUST

CLASS S SHARES

Portfolios

Voya MidCap Opportunities Portfolio

Voya SmallCap Opportunities Portfolio

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